Exhibit 99.1

FOR IMMEDIATE RELEASE

Handleman Company Contact:	Media Relations:
Thomas Braum	David Bassett
Senior Vice President and CFO	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 718

Greg Mize	Fred Marx
Vice President, Investor Relations	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 211

HANDLEMAN COMPANY CHANGES ITS METHOD OF

ACCOUNTING FOR STOCK OPTIONS

Troy, Mich., July 15, 2004 – Handleman Company (NYSE:HDL), www.handleman.com, today announced that it has changed its accounting method for stock options in consideration of Financial Interpretation No.44: “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of Accounting Principles Board Opinion No.25” (“FIN 44”). In accordance with FIN 44, the Company will record compensation expense based upon the excess of the market price over the option price, through the date the stock options are exercised, for all stock options granted prior to fiscal 2004.

As previously announced, the Company adopted the fair value method of accounting for stock options in accordance with Statement of Financial Accounting Standards No. 123, effective May 4, 2003. As a result, the Company began in fiscal 2004 to record the compensation expense for stock options granted after May 4, 2003. Accordingly, the change in accounting method only applies to stock options granted prior to May 4, 2003.

As a result of the change in accounting method, the Company has restated its financial statements for its fiscal years 2002 and 2003, and revised amounts for its fiscal year 2004 (ended May 1, 2004) that were previously announced in a June 8, 2004 press release. The change is a non-cash adjustment and has the following effects on the Company’s previously announced financial results:

•	Reductions in net income for fiscal year 2004 from $38.8 million to $35.8 million, for fiscal year 2003 from $27.7 million to $24.9 million, and for fiscal year 2002 from $36.9 million to $35.0 million.
•	Reductions in reported diluted earnings per share for fiscal year 2004 from $1.57 to $1.45, for fiscal year 2003 from $1.06 to $.95, and for fiscal year 2002 from $1.38 to $1.31.
•	An increase in the Company’s non-current deferred tax asset of $1.4 million at May 1, 2004.
•	An increase of $1.4 million in the Company’s shareholders’ equity at May 1, 2004.

As of May 1, 2004, 483,334 stock options remained outstanding to which this accounting treatment was applicable and which were valued at the then market price of $22.51 per share.

Stephen Strome, Chairman and CEO said, “Handleman Company’s policy with regard to stock options is to encourage stock ownership by employees and directors. In 1997, the Company established a policy whereby senior executives and directors are required to maintain certain ownership requirements. The retention of shares following option exercises is one way in which Company executives and directors achieve their ownership requirements.”

The Company’s restated financial statements for fiscal years 2003 and 2002, as well as the quarterly financial statements for fiscal years 2003 and 2002 and for each of the first three quarters of fiscal year 2004, are included in its Form 10-K filed today with the Securities and Exchange Commission. For further information, refer to the Company’s fiscal year 2004 Form 10-K which can be viewed on-line at www.handleman.com. Click on Investor Relations and then SEC filings. A copy can also be obtained by mailing a request to:

Handleman Company

Attention: Investor Relations

500 Kirts Blvd.

Troy, MI 48084

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Mexico, Brazil and Argentina. As a category manager, Handleman Company manages a broad assortment of titles required to optimize sales in retail stores and provides direct-to-store shipments, marketing of the selections and in-store merchandising.

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